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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-6920


                             APPLIED MATERIALS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                               3050 Bowers Avenue
                          Santa Clara, California 95054
                                 (408) 727-5555
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock Purchase Rights
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                     Common Stock, par value $.01 per share
             ------------------------------------------------------
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]                    Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(1)(ii)  [ ]                    Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(i)   [ ]                    Rule 12h-3(b)(2)(ii)  [ ]
         Rule 12g-4(a)(2)(ii)  [ ]                    Rule 15d-6            [ ]
         Rule 12h-3(b)(1)(i)   [ ]

        Approximate number of holders of record as of the certification or
notice date:   None

        Pursuant to the requirements of the Securities Exchange Act of 1934, Applied Materials, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:     July 2, 1999                  BY: /s/ Joseph J. Sweeney
                                            ------------------------------------
                                            Joseph J. Sweeney
                                            Vice President, Legal Affairs and
                                            Intellectual Property